Exhibit (11)

BINGHAM McCUTCHEN LLP

ONE FEDERAL STREET

BOSTON, MASSACHUSETTS 02110

December 18, 2009

Domini Social Investment Trust

532 Broadway, 9th Floor

New York, New York 10012

Ladies and Gentlemen:

We have acted as counsel to Domini Social Investment Trust, a Massachusetts business trust (the “Trust”), and on behalf of its series, Domini International Social Equity Fund (formerly, Domini European PacAsia Social Equity Fund) (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about December     , 2009 (the “Registration Statement”), with respect to the Acquiring Fund’s issuance of Investor Shares and Class A Shares of beneficial interest (the “Shares”) to be issued in exchange for the assets of each of Domini European Social Equity Fund and Domini PacAsia Social Equity Fund, each a series of the Trust, as described in the Registration Statement (the “Reorganizations”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State (the “Declaration”);

(c) a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust authorizing the Reorganizations and the issuance of the Shares on behalf of the Acquiring Fund (the “Resolutions”);

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December 18, 2009

(d) a printer’s proof, received on December     , 2009, of the Registration Statement; and

(e) a copy of the Agreement and Plan of Reorganization to be entered into by the Acquiring Fund in the form included as Exhibit A to the Registration Statement referred to in paragraph (d) above (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We note that the resolutions adopted at the meeting of Trustees of the Trust held on November 19, 2009, as attached to the certificate referenced in paragraph (c) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions will be incorporated into minutes of such meeting and will be finalized and approved by the Trust’s Trustees prior to the issuance of the Shares in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that the Declaration, the By-Laws, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than the Massachusetts securities laws, as to which we express no opinion), to the extent such laws may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transactions. Further, we express no opinion as to any state or federal securities laws, including, as aforesaid, the

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December 18, 2009

Massachusetts securities laws. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the By-Laws, and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BINGHAM McCUTCHEN LLP